Exhibit 99.1

PC Connection, Inc. Reports First Quarter Results

FIRST QUARTER SUMMARY:

  Q1 net sales:  $326.2 million, down 23% year over year
  Gross margin:  12.8%, up from 12.4% last year
  Diluted loss per share:  $.06 per share
  Cash balance increases to $68 million

MERRIMACK, N.H.--(BUSINESS WIRE)--April 30, 2009--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, today announced results for the quarter ended March 31, 2009. Net sales for the three months ended March 31, 2009 decreased by $97.5 million, or 23.0%, to $326.2 million from $423.7 million for the three months ended March 31, 2008. Net loss for the quarter was $1.6 million, or $.06 per share, compared to net income of $4.8 million, or $.18 per share, for the corresponding prior year period.

The quarter ended March 31, 2009 included $0.9 million of special charges related to workforce reduction and management restructuring that increased our net loss and loss per share. Had these charges not been incurred, pro forma net loss for the quarter ended March 31, 2009 would have been $1.0 million, or $.04 per share, compared to net income of $4.8 million, or $.18 per share, for the quarter ended March 31, 2008. The Company did not record any special charges for the first quarter of 2008. A reconciliation between net loss on a GAAP basis and pro forma net loss is provided in a table below immediately following the Consolidated Statements of Operations.

Quarterly Sales by Business Segment:

  Net sales for the small- and medium-sized business (SMB) segment decreased by 28.2% to $172.4 million compared to the first quarter of 2008. Corporate and consumer sales within the segment declined year over year.
  Net sales for MoreDirect, Inc., the Company’s Large Account segment, decreased by 22.6% to $90.7 million compared to the first quarter of 2008. MoreDirect continued to see large enterprise customers delaying IT purchases and redeploying excess equipment resulting from corporate layoffs during this period of unprecedented economic instability.
  Net sales to government and education customers (Public Sector segment) decreased by 4.9% to $63.1 million compared to the first quarter of 2008. Deferral of certain large federal orders at the end of the 2009 first quarter contributed to the year-over-year decrease as both education sales and sales to state and local governments were down only slightly compared to the prior year period. Larger agency fee revenues, which are recorded on a net basis, also factored in the year-over-year decline.

Quarterly Sales by Product Mix:

  Notebooks and PDA sales, the Company’s largest product category, decreased by 26% year over year and accounted for 15% of net sales in the first quarter of 2009 and 2008. Lower average selling prices, or ASPs, decreased revenues as unit sales for the quarter were level year over year. ASPs were impacted by competitive pricing pressures as well as the growth of netbook sales.
  Software sales decreased by 20% year over year, accounting for 14% of net sales in the first quarter of 2009 compared to 13% of net sales for the first quarter of 2008.
  Accessories/Other sales decreased by 5% year over year, accounting for 14% of net sales in the first quarter of 2009 compared to 11% of net sales for the corresponding period a year ago. Growth in certain consumer electronics and service revenues partly offset the overall decline.
  Net/Com Products sales decreased by 7% year over year, accounting for 10% of net sales in the first quarter of 2009 compared to 8% of net sales for the corresponding period a year ago. Several large public sector sales contributed to the 2009 revenues.

Gross profit dollars decreased by $11.1 million, or 21.1%, in the first quarter of 2009 from the corresponding period a year ago due to lower revenues. Gross profit margin, as a percentage of net sales, improved year over year by 31 basis-points to 12.8% in the first quarter of 2009. Lower invoice margins in the first quarter of 2009 were offset by increased vendor consideration, improved freight margins, and increased agency fee revenues which are recorded on a net basis.

Overall annualized sales productivity decreased by 21% in the first quarter of 2009 compared to the first quarter of 2008. Sales productivity in the Company’s Large Account segment decreased by 16% in the first quarter of 2009 compared to the prior year period. Sales productivity in its Public Sector segment decreased by 27% year over year due to decreased federal government sales, as well as increased 2009 headcount added late in the fourth quarter of 2008. For its SMB segment, productivity declined by 21% year over year. On a consolidated basis, the total number of sales representatives was 629 at March 31, 2009, compared to 689 at March 31, 2008 and 712 at December 31, 2008. The Company reduced headcount of both sales representatives and sales support given the significant decline in revenues experienced in the past quarter.

Total selling, general and administrative expenses for the quarter decreased year over year by $2.1 million, or 4.6%, but increased as a percentage of net sales to 13.3% for the first quarter of 2009 from 10.7% for the first quarter of 2008. The year-over-year dollar decrease was primarily attributable to the lower variable compensation associated with decreased gross profits.

“During the quarter, the overall economy and correspondingly our revenues, declined at a faster pace than anticipated.” said Patricia Gallup, Chairman and Chief Executive Officer. “As previously announced, we took corrective actions in mid-March to align our expense levels with lower sales volumes. Should we continue to see a decline in demand, we are committed to making further cost reductions as needed.” Gallup concluded, “Our balance sheet is strong as evidenced by our record $68 million of cash and absence of bank debt. We believe we are well-positioned to increase market share during this downturn and to grow our business as the economic climate improves.”

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH, Boca Raton, FL, and Rockville, MD, respectively. All three companies can deliver custom-configured computer systems overnight. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (1-800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector (SMB), is a rapid-response provider of IT products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (1-800-800-0019) is a provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from these detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008. More specifically, the statements in this release concerning the Company’s outlook for 2009 and other statements of a non-historical basis (including statements regarding the Company’s ability to grow revenues, increase market share, and make further cost reductions as needed) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2009		2008
(Dollars and shares in thousands, except operating data, price/earnings ratio, and per share data)		% of		% of	%
		Net Sales		Net Sales	Change

Operating Data:
Net sales	$326,221		$423,724		(23%)
Diluted earnings (loss) per share	$(0.06)		$.18		(133%)

Gross profit margin	12.8%		12.4%
Operating margin	(0.8)		1.7
Return on equity (1)	(2.8)		8.5

Catalogs distributed	2,942,000		3,059,000		(4%)
Orders entered (2)	332,700		377,500		(12%)
Average order size (2)	$1,174		$1,267		(7%)

Inventory turns (1)	20		21
Days sales outstanding	46		44

Product Mix:
Notebooks & PDAs	$47,625	15%	$64,101	15%	(26%)
Software	44,684	14	56,146	13	(20%)
Video, Imaging & Sound	44,321	14	62,291	15	(29%)
Desktops/Servers	39,604	12	58,409	14	(32%)
Net/Com Products	33,115	10	35,794	8	(7%)
Printers & Printer Supplies	30,258	9	40,839	10	(26%)
Storage Devices	29,107	9	42,562	10	(32%)
Memory & System Enhancements	11,310	3	15,094	4	(25%)
Accessories/Other	46,197	14	48,488	11	(5%)
	$326,221	100%	$423,724	100%	(23%)

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$118,159	36%	$143,344	34%	(18%)

Stock Performance Indicators:
Actual shares outstanding	26,793		26,803
Total book value per share	$8.73		$8.52
Tangible book value per share	$6.86		$6.29
Closing price	$3.80		$7.92
Market capitalization	$101,813		$212,280
Trailing price/earnings ratio (3)	25		9

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings is based on the last four quarters

SELECTED SEGMENT INFORMATION
For the Three Months Ended March 31,	2009		2008
	Net	Gross	Net	Gross
(Dollars in thousands)	Sales	Margin (%)	Sales	Margin (%)

PC Connection Sales Corporation (SMB)	$172,368	14.4%	$240,149	13.9%
MoreDirect (Large Account)	90,723	10.7	117,208	10.8
GovConnection (Public Sector)	63,130	11.1	66,367	10.2
Total	$326,221	12.8%	$423,724	12.4%

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31,	2009		2008
(Amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$326,221	100.0%	$423,724	100.0%
Cost of sales	284,610	87.2	370,980	87.6
Gross profit	41,611	12.8	52,744	12.4

Selling, general and administrative expenses	43,289	13.3	45,393	10.7
Special charges	891	0.3	-	-
Income (loss) from operations	(2,569)	(0.8)	7,351	1.7

Interest expense	(134)	(0.1)	(162)	-
Other, net	199	0.1	159	-
Income tax (provision) credit	885	0.3	(2,574)	(0.6)
Net income (loss)	$(1,619)	(0.5%)	$4,774	1.1%

Weighted average common shares outstanding:
Basic	26,819		26,860
Diluted	26,819		26,974
Earnings (loss) per common share:
Basic	$(0.06)		$0.18
Diluted	$(0.06)		$0.18

A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME (LOSS)
This information is being provided so as to allow for a comparison of our operating results without special charges.

March 31,	Three Months Ended
(Amounts in thousands)	2009	2008

GAAP net income (loss)	$(1,619)	$4,774
Special charges (after tax):
Management restructuring	576	-
Pro forma net income (loss)	$(1,043)	$4,774

CONSOLIDATED BALANCE SHEETS	March 31,	December 31,
(Amounts in thousands)	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$67,916	$47,003
Accounts receivable, net	140,396	185,885
Inventories–merchandise	56,830	60,813
Deferred income taxes	4,096	4,244
Income taxes receivable	4,530	1,448
Prepaid expenses and other current assets	3,698	3,626
Total current assets	277,466	303,019
Property and equipment, net	25,124	24,483
Goodwill	48,060	48,060
Other intangibles, net	1,952	2,220
Other assets	390	385
Total Assets	$352,992	$378,167

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current maturities of capital lease obligation to affiliate	$718	$699
Accounts payable	78,909	101,783
Accrued expenses and other liabilities	18,051	19,993
Accrued payroll	6,789	6,337
Total current liabilities	104,467	128,812
Capital lease obligation to affiliate, less current maturities	3,423	3,610
Deferred income taxes	7,130	6,183
Other liabilities	4,073	4,238
Total Liabilities	119,093	142,843
Stockholders’ Equity:
Common stock	273	273
Additional paid-in capital	96,297	95,997
Retained earnings	140,717	142,336
Treasury stock at cost	(3,388)	(3,282)
Total Stockholders’ Equity	233,899	235,324
Total Liabilities and Stockholders’ Equity	$352,992	$378,167

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Three months ended March 31, 2009 (Amounts in thousands)
	Common Stock		Additional	Retained	Treasury Stock
	Shares	Amount	Paid-In Capital	Earnings	Shares	Amount	Total

Balance – December 31, 2008	27,326	$273	$95,997	$142,336	(492)	$(3,282)	$235,324

Stock compensation expense	-	-	300	-	-	-	300

Repurchase of common stock for Treasury	-	-	-	-	(36)	(106)	(106)

Net loss	-	-	-	(1,619)	-	-	(1,619)

Balance – March 31, 2009	27,326	$273	$96,297	$140,717	(528)	$(3,388)	$233,899
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, (Amounts in thousands)	2009	2008

Cash Flows from Operating Activities:

Net income (loss)	$(1,619)	$4,774
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	1,810	1,670
Provision for doubtful accounts	857	399
Deferred income taxes	1,095	1,425
Stock compensation expense	300	207
Income tax benefits from exercise of stock options	-	4
Excess tax benefit from exercise of stock options	-	(1)

Changes in assets and liabilities:
Accounts receivable	44,632	23,344
Inventories	3,983	10,420
Prepaid expenses and other current assets	(3,154)	(1,078)
Other non-current assets	(5)	10
Accounts payable	(23,169)	(25,180)
Accrued expenses and other liabilities	(1,655)	(5,284)
Net cash provided by operating activities	23,075	10,710

Cash Flows from Investing Activities:

Purchases of property and equipment	(1,888)	(2,926)
Net cash used for investing activities	(1,888)	(2,926)

Cash Flows from Financing Activities:

Proceeds from short-term borrowings	67	28,815
Repayment of short-term borrowings	(67)	(28,815)
Repayment of capital lease obligation	(168)	(124)
Purchase of treasury shares	(106)	(939)
Exercise of stock options	-	25
Excess tax benefit from exercise of stock options	-	1
Net cash used for financing activities	(274)	(1,037)
Increase in cash and cash equivalents	20,913	6,747
Cash and cash equivalents, beginning of period	47,003	13,741
Cash and cash equivalents, end of period	$67,916	$20,488

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller